Exhibit 10.1

DATED March 10, 2025

SMARTKEM Limited

and

JONATHAN WATKINS

EMPLOYMENT CONTRACT

THIS AGREEMENT is dated the 10th day of March 2025

BETWEEN:

(1)	SMARTKEM LIMITED incorporated and registered in England and Wales with company number 11065412 whose registered office is Manchester Technology Centre, Hexagon Tower, Delaunays Road, Blackley, Manchester, England, M9 8GQ (Company / we / us).

(2)	JONATHAN WATKINS of 41 Plainwood Close, Chichester PO19 5YB, United Kingdom (Employee / you).

IT IS AGREED THAT:

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Appointment	your employment by us on the terms of this agreement.
Associated Employer	has the meaning given to it in the Employment Rights Act 1996.
Board	the board of directors of the Company (including any committee of the board duly appointed by it).
Business Day	a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.
Capacity	as agent, consultant, director, employee, worker, owner, partner or shareholder.
Confidential Information	information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to any Group Company’s business, products, affairs and finances for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to any Group Company’s business or any of its business contacts.
Garden Leave	any period during which we have exercised our rights under clause 20
Group Company	the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
Incapacity	any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.
Intellectual Property Rights	copyright and all related rights, rights in trade marks, domain names, registered company names and business names, rights in get-up, trading goodwill, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals and extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection throughout the world.

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Invention	any invention, idea, discovery, improvements or innovation made by you during the course of your normal duties or in the course of other duties specifically assigned to you, where that invention might reasonably be expected to result from the carrying out of those duties (whether or not made during working hours or using our premises or resources, and whether or not recorded in material form).
Qualifying Scheme	a pension scheme which is a qualifying scheme for the purposes of section 16 of the Pensions Act 2008.
Restricted Business	those parts of any Group Company’s business with which you were involved to a material extent in the 12 months before Termination.
Restricted Customer	any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or in the habit of dealing with any Group Company with whom you had material contact or about whom you became aware or informed in the course of your employment.
Restricted Person	anyone employed or engaged by any Group Company in a technical or managerial position and who could materially damage any Group Company’s interests if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you had material dealings in the 12 months before Termination in the course of your employment.
Staff Handbook	our staff handbook as amended from time to time.
Start Date	The date of this agreement.
Subsidiary and Holding Company	in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
Termination	the termination of your employment with us however caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2.	Term of Appointment

2.1	The Appointment shall be deemed to have started on the Start Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than three months’ prior notice in writing.

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2.2	The first six months of your employment shall be a probationary period. During this time your suitability for permanent employment shall be monitored. At the end of this period you will be notified in writing if you have passed your probation. During the probationary period our formal disciplinary and performance management procedures do not apply. We may in suitable cases extend your probationary period and you will be notified in writing if this is the case.

2.3	Your period of continuous employment with us commences on the Start Date.

2.4	You consent to the transfer of your employment under this agreement to an Associated Employer at any time during the Appointment.

2.5	You agree not to work for anyone else while you are employed by us, other than by prior agreement with the Board.

3.	Your Warranties

3.1	You represent and warrant to us that, by entering into this agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you and undertake to indemnify us against any claims, costs, damages, liabilities or expenses which we may incur as a result if you are in breach of any such obligations.

3.2	You warrant that you are entitled to work in the UK without any additional approvals and will notify us immediately if you cease to be so entitled during the Appointment.

4.	Duties

4.1	You shall serve us as CHIEF OPERATING OFFICER and report to the Board.

4.2	During the Appointment you shall:

4.2.1	Carry out your duties with reasonable skill and care;

4.2.2	unless prevented by Incapacity, devote the whole of your time, attention and abilities to our business and the business of any Group Company to which you are appointed to carry out your duties;

4.2.3	faithfully and diligently exercise such powers and perform such duties as the Board may from time to time assign to you together with such person or persons as the Board may appoint to act jointly with you;

4.2.4	comply with all reasonable and lawful directions given to you by the Board;

4.2.5	promptly make such reports and provide such information to the Board in connection with any Group Company’s affairs or your duties on such matters and at such times as are reasonably required;

4.2.6	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Board immediately on becoming aware of it;

4.2.7	use your best endeavours to promote, protect, develop and extend our business and the business of any other Group Company; and

4.2.8	comply with any electronic communication systems policy that we may issue from time to time.

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4.3	You shall:

4.3.1	comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010;

4.3.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

4.3.3	comply with our ethics and anti-corruption and bribery policies and related procedures at all times, in each case as we may update them from time to time;

4.3.4	promptly report to the Board any request or demand for any undue financial or other advantage of any kind received by you in connection with the Appointment.

4.4	We take a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. You must at all times comply with our anti-facilitation of tax evasion policy in each case as we may update them from time to time.

4.5	You shall comply with any rules, policies and procedures set out in the Staff Handbook. The Staff Handbook does not form part of this agreement and we may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

4.6	All documents, manuals, hardware and software provided for your use by us, and any data or documents (including copies) produced, maintained or stored on our computer systems or other electronic equipment (including mobile phones), remain our property.

5.	Place of Work

5.1	Your normal place of work is your home address or such other place within a reasonable area which the Board may reasonably require for the proper performance and exercise of your duties. However, you agree to work from any offices or place of business of the Company upon reasonable notice in order to fulfil your duties;

5.2	You agree to travel on any Group Company’s business (both within the UK or abroad) as may be required for the proper performance of your duties under the Appointment. In this case, we will work with you to agree the timing and location of such travel, and agree on reimbursement of your expenses.

5.3	During the Appointment you shall not be required to work outside the UK for any continuous period of more than one month.

6.	Hours of Work

6.1	You are employed to work 4 days a week on such dates to be agreed. Your normal working hours on those days are 9 am to 6 pm (inclusive).. You also have a one-hour unpaid lunch break. . However, you may be required to work additional hours, without extra remuneration, as may be necessary for the proper performance of your duties. You acknowledge that you shall not receive further remuneration in respect of such additional hours.

7.	Salary

7.1	You shall be paid an initial salary of £204,000 per annum.

7.2	Your salary shall accrue from day to day at a rate of 1/260 of your annual salary and be payable monthly in arrears on or about the last working day of each month (or any new date that we tell you) directly into your bank or building society account.

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7.3	Your salary shall be reviewed by the Board annually. We are under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.4	We may deduct from your salary, or any other sums owed to you, any money owed to any Group Company by you.

8.	Benefits

8.1	You are entitled to our standard company benefits during the Appointment.

9.	Expenses

9.1	We shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

9.2	You shall abide by our policies on expenses as set out in the Staff Handbook from time to time.

9.3	Any credit card supplied to you by us shall be used only for expenses incurred by you in the course of the Appointment.

10.	Bonus

10.1	The Board may in its absolute discretion pay you a bonus of such amount, at such intervals and subject to such conditions as the Board may in its absolute discretion determine from time to time to be notified to you and the Board from time to time.

10.2	Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If we make a bonus payment to you, we shall not be obliged to make subsequent bonus payments.

10.3	Notwithstanding clause 10.1, you shall in any event have no right to a bonus or a time-apportioned bonus if:

10.3.1	you have not been employed throughout the whole of the relevant financial year of the Company; or

10.3.2	your employment terminates for any reason or you are under notice of termination (whether given by you or by us) at or before the date when a bonus might otherwise have been payable.

10.4	Any bonus payments shall not be pensionable.

11.	Holidays

11.1	Our holiday year runs between 1 January and 31 December. If the Appointment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro-rata basis.

11.2	You shall be entitled to 20 days’ paid holiday in each holiday year. In addition, you are entitled to take the usual public holidays in England and Wales or a day in lieu where we require you to work on a public holiday.

11.3	Where your normal remuneration includes regular payments in addition to basic pay such as commission or overtime pay (but not including expenses), your holiday pay in respect of the first four weeks of holiday in each holiday year will include, in addition to basic pay, an amount reflecting those additional payments averaged over a 52-week reference period in accordance with the Working Time Regulations 1998.

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11.4	All holiday requests must be approved in writing in advance by the Board. Holiday must be requested in line with our holidays policy. We may require you to take (or not to take) holiday on particular dates, including during garden leave or your notice period.

11.5	Holiday can only be taken in the holiday year in which it accrues otherwise it will be lost.

11.6	You may carry over holiday that you have been unable to take due to being on sick leave. Carry over is limited to four weeks less any holiday already taken. It will be lost if not taken within 18 months of the end of the holiday year in which it accrued.

11.7	You may carry over holiday that you have been unable to take due to being on maternity, paternity or adoption leave, parental leave, shared parental leave or parental bereavement leave. It will be lost if not taken by the end of the following holiday year.

11.8	We shall not pay you in lieu of untaken holiday except on termination of the Appointment. On termination we shall pay you in lieu of any accrued but untaken holiday up to the statutory minimum requirement for the holiday year in which termination takes place.

11.9	If we have terminated or would be entitled to terminate the Appointment under clause 20 or if you have terminated the Appointment in breach of this agreement, any payment due under clause 11.6 shall be limited to your statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

11.10	If on termination of the Appointment you have taken more holiday than your accrued entitlement, we shall be entitled to recover the excess holiday for each excess day by deducting it from any payments due to you or otherwise.

12.	Incapacity

12.1	If you are absent from work due to Incapacity, you shall notify the Board of the reason for the absence as soon as possible but no later than 9:00am on the first day of absence.

12.2	You shall certify your absence in accordance with our sickness policy.

12.3	Subject to your compliance with this agreement, you shall be entitled to receive your full salary during any periods of sickness absence up to a maximum of 3 months, in any 52-week period. This does not affect any entitlement you may have to receive Statutory Sick Pay (SSP) for the same periods of sickness absence, although any sick pay you receive from the Company shall be inclusive of any SSP due to you. Your qualifying days for SSP purposes are Monday to Friday.

12.4	You agree to consent to medical examinations (at our expense) by a doctor nominated by us should we so require.

12.5	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify the Board of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. You shall if required by the Board, co-operate in any related legal proceedings and refund to us that part of any damages or compensation recovered by you relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by you in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by us in respect of the period of Incapacity.

12.6	Our rights to terminate the Appointment under the terms of this agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, or other benefits.

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13.	Other Paid Leave

13.1	You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time:

13.1.1	statutory paternity leave;

13.1.2	statutory adoption leave;

13.1.3	shared parental leave; and

13.1.4	parental bereavement leave.

13.2	Further details of such leave and your pay during such leave are available from the Staff Handbook.

13.3	We may replace, amend or withdraw the Company’s policy on any of the above types of leave at any time.

14.	Training

14.1	We will provide training where necessary to enable you to perform your role. You will need to take part in training from time to time such as Health and Safety, changes in the law and/or our procedures or anything else relevant for your role.

15.	Outside Interests

15.1	Subject to clause 15.2, during the Appointment you shall not, except as our representative or with the Board’s prior written approval, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

15.2	Notwithstanding clause 15.1, you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.

15.3	You agree to disclose to the Board any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the Board’s reasonable opinion, be considered to interfere, conflict or compete with the proper performance of your obligations under this agreement.

16.	Confidential Information

16.1	You acknowledge that in the course of the Appointment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 16.

16.2	Subject to clause 16.3, you shall not (except in the proper course of your duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

16.2.1	any use or disclosure authorised by the Board or required by law;

16.2.2	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

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16.2.3	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

16.3	Nothing in this clause 16 shall prevent you or, where applicable, us (or any of our officers, employees, workers or agents) from:

16.3.1	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

16.3.2	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority, including the FCA and the PRA;

16.3.3	whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority, including the FCA and the PRA, regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

16.3.4	complying with an order from a court or tribunal to disclose or give evidence;

16.3.5	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from the Appointment or its termination;

16.3.6	disclosing information to any person who owes a duty of confidentiality (which you and we agree not to waive) in respect of information disclosed to them, including legal or tax advisers or, in your case, persons providing you with medical, therapeutic, counselling or support services (provided they owe you a duty of confidentiality which remains unwaived); or

16.3.7	making any other disclosure as required by law [and/or the Regulatory Reference Rules.

17.	Intellectual Property

17.1	You acknowledge that all Intellectual Property Rights created by you in the course of your employment with us and all Inventions shall automatically belong to us to the fullest extent permitted by law, and you agree to provide and assign to us at our request all materials embodying or recording them.

17.2	You agree to give us full written details of all Intellectual Property Rights that you create during the course of your employment with us and of all Inventions promptly on request.

17.3	You unconditionally and irrevocably waive all your present and future moral rights which arise under Part I of the Copyright, Designs and Patents Act 1988, and under any similar laws of any jurisdiction, relating to copyright works created by you in the course of your employment with us in favour of us and our licensees, sub-licensees, assignees and successors in title to the copyright in those works.

17.4	You agree to provide and execute all documents and do all acts both during and after your employment by us as may in our reasonable opinion be necessary to:

17.4.1	give us the full benefit and control of all Intellectual Property Rights created in the course of your employment with us and all Inventions, to demonstrate that we own them, to register them in our name and to protect, enforce and maintain them; and

17.4.2	enforce against third parties Intellectual Property Rights and Inventions that we own or have the right to use; and

17.4.3	defend claims against us for infringement of third-party Intellectual Property Rights.

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We shall reimburse any reasonable expenses that you incur in complying with your obligations under this clause, to the extent that such expenses are approved in advance by us in writing.

18.	Payment in Lieu of Notice

18.1	Notwithstanding clause 2, we may, in our sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying you that we are exercising our right under this clause 18 and that we will make within 28 days a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to you. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

18.1.1	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

18.1.2	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

18.1.3	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

18.2	We may pay any sums due under clause 18.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given. You shall be obliged to seek alternative income during this period and to notify us of any income so received. The instalment payments shall then be reduced by the amount of such income.

18.3	You shall have no right to receive a Payment in Lieu unless we have exercised our discretion in clause18.1. Nothing in this clause 18 shall prevent us from terminating the Appointment in breach.

18.4	Notwithstanding clause 18.1 you shall not be entitled to any Payment in Lieu if we would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 19. In that case we shall also be entitled to recover from you any Payment in Lieu (or any instalments) already made.

19.	Termination Without Notice

19.1	We may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

19.1.1	are in breach of your obligations under clause 4.3;

19.1.2	are in breach of your obligations under clause 4.4;

19.1.3	are guilty of any gross misconduct affecting the business of any Group Company;

19.1.4	commit any serious or repeated breach or non-observance of any of the provisions of this agreement or refuse or neglect to comply with any of the Board’s reasonable and lawful directions, including but not limited to any reasonable and lawful direction to return to the UK and your normal place of work and any repeated or serious failure to comply with any reasonable instructions or measures that we implement in response to an emergency or other critical situation;

19.1.5	are, in the reasonable opinion of the Board, negligent and incompetent in the performance of your duties;

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19.1.6	are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

19.1.7	are convicted of any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

19.1.8	are, in the opinion of a medical practitioner who is treating you physically or mentally incapable of performing your duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect;

19.1.9	cease to be eligible to work in the UK;

19.1.10	are guilty of any fraud or dishonesty or act in any manner which in the Board’s opinion brings or is likely to bring you or any Group Company into disrepute or is materially adverse to any Group Company’s interests;

19.1.11	are guilty of a serious breach of any rules issued by us from time to time regarding our electronic communications systems; or

19.1.12	are unable by reason of Incapacity to perform your duties under this agreement for an aggregate period of 26 weeks in any 52-week period.

19.2	Our rights under clause 19.1 are without prejudice to any other rights that we might have at law to terminate the Appointment or to accept any breach of this agreement by you as having brought the agreement to an end. Any delay by us in exercising our rights to terminate shall not constitute a waiver of these rights.

20.	Garden Leave

20.1	Following service of notice to terminate the Appointment by either party, or if you purport to terminate the Appointment in breach of contract, the Board may by written notice place you on Garden Leave for the whole or part of the remainder of the Appointment. Any period of Garden Leave shall not normally exceed three months.

20.2	During any period of Garden Leave:

20.2.1	we shall be under no obligation to provide any work to you and may revoke any powers you hold on any Group Company’s, behalf;

20.2.2	we may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;

20.2.3	you shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

20.2.4	you shall remain our employee and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

20.2.5	you shall ensure that the Chief Executive Officer knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

20.2.6	we may exclude you from any of any Group Company’s premises; and

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20.2.7	we may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

21.	Obligations on Termination

21.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, you shall:

21.1.1	resign immediately without compensation from any office in any Group Company or from any position which you hold as a trustee in relation to the business of any Group Company;

21.1.2	transfer without payment to us or as we may direct any shares or other securities held by you in any Group Company as any Group Company’s nominee or trustee and deliver to us the related certificates;

21.1.3	subject to clause 21.2, immediately deliver to us all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to any Group Company’s business or affairs or its business contacts, any keys, credit card and any other property of any Group Company, which is in your possession or under your control;

21.1.4	irretrievably delete any information relating to any Group Company’s business stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside our premises; and

21.1.5	provide a signed statement that you have complied fully with your obligations under this clause 21 together with such reasonable evidence of compliance as we may request.

21.2	Where you have been placed on Garden Leave you shall not be required by clause 21.1 to return until the end of the Garden Leave period any property provided to you as a contractual benefit for use during the Appointment.

21.3	You hereby irrevocably appoint us to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving us or our nominee the full benefit of clause 21.1. and clause 21.2.

21.4	On termination of the Appointment however arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which you may participate.

22.	Restrictive Covenants

22.1	In order to protect the Confidential Information and any Group Company’s business connections to which you have access as a result of the Appointment, you covenant with us (on our own behalf and as trustee and agent for each Group Company) that you shall not:

22.1.1	for 12 months after Termination solicit or endeavour to entice away from any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

22.1.2	for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from any Group Company any Restricted Person;

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22.1.3	for 6 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

22.1.4	for 12 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

22.1.5	at any time after Termination, represent yourself as connected with any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with any Group Company.

22.2	None of the restrictions in clause 22.1 shall prevent you from:

22.2.1	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

22.2.2	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business.

22.3	The restrictions imposed on you by this clause 22 apply to you acting:

22.3.1	directly or indirectly; and

22.3.2	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

22.4	The periods for which the restrictions in clause 22.1 apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

22.5	If, during the Appointment or before the expiry of the last of the covenants in this clause 22, you receive an approach or offer to be involved in any Capacity in a business which competes with any part or parts of any Group Company’s business with which you are or have been involved to a material extent during the Appointment, you shall:

22.5.1	notify the Board in writing of the fact of the approach or offer and the identity of the person making the approach or offer as soon as possible; and

22.5.2	if requested, provide a copy of any written offer as soon as possible; and

22.5.3	give the person making the offer a copy of this clause 22 within seven days of the offer being made.

The obligations contained in this clause 22.5 are continuing obligations and shall also apply if, at any time subsequent to the relevant approach or offer being made but before the expiry of the last of the covenants in this clause 22, the business making the offer or approach so competes with any Group Company’s business.

22.6	If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with us to carry out services for a business concern which competes with, or is intended to compete with any Restricted Business, you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by us, be employed or engaged in any way with that business concern.

22.7	The parties entered into the restrictions in this clause 22 having been separately legally advised.

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22.8	Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

22.9	If your employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 22, protecting the confidential information, trade secrets and business connections of the New Employer.

22.10	You will, at our request and expense, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 22 (or such of those restrictions as may be appropriate) in relation to that Group Company.

23.	Disciplinary and Grievance Procedures

23.1	You are subject to our disciplinary rules and procedure, and our grievance procedure. These rules and procedures do not form part of your employment contract.

23.2	If you want to raise a grievance, you may apply in writing to the Board in accordance with our grievance procedure.

23.3	If you wish to appeal against a disciplinary decision, you may apply in writing to the Board in accordance with our disciplinary procedure.

23.4	The Board may suspend you from any or all of your duties for no longer than is necessary to investigate any disciplinary matter involving you or so long as is otherwise reasonable while any disciplinary procedure against you is outstanding.

24.	Pensions

24.1	The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008. After a 3-month period you will be enrolled into our workplace pension scheme (provided you meet the auto enrolment criteria). The scheme is operated in line with government pensions legislation and is subject to change to remain in line with this..

25.	Data Protection

25.1	We shall collect and process information relating to you in accordance with the privacy notice which you will be provided with in writing.

25.2	You shall comply with the Data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours.

25.3	Failure to comply with the Data protection policy may be dealt with under our Disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

26.	Collective Agreements

There is no collective agreement which directly affects the Appointment.

27.	Reconstruction and Amalgamation

27.1	If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, you shall have no claim against us or any such undertaking arising out of or connected with the termination.

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28.	Notices

28.1	A notice given to a party under or in connection with this agreement shall be in writing and shall be:

28.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at the address given in this agreement or as otherwise notified in writing to the other party.

28.2	Unless proved otherwise, any such notice shall be deemed to have been received:

28.2.1	if delivered by hand, at the time the notice is left at the address given in this agreement or given to the addressee; and

28.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting or at the time recorded by the delivery service.

28.3	If deemed receipt under clause 28.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this clause 28.3, business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

28.4	A notice required to be given under this agreement shall not be validly given if sent by email.

28.5	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.

29.	Entire Agreement

29.1	This agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

29.2	Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

29.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

30.	Variation

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

31.	Counterparts

31.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

32.	Third Party Rights

No one other than a party to this agreement shall have any right to enforce any of its terms.

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33.	Governing Law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

34.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by SMARTKEM LIMITED acting by a director, and a director / Secretary	/s/ Ian Jenks Ian Jenks, Director /s/ Barbra Keck Barbra Keck, Director

Signed as a deed by JONATHAN WATKINS in the presence of: /s/ Anne Watkins Anne Watkins 41 Plainwood Close Chichester PO19 5YB United Kingdom Occupation: Social Worker	/s/ Jonathan Watkins Jonathan Watkins

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